Exhibit 99.1

TANG CAPITAL PARTNERS, LP

4747 EXECUTIVE DRIVE, SUITE 210, SAN DIEGO, CA 92121

(858) 200-3830 FAX (858) 200-3837

By email and Federal Express

February 9, 2021

Board of Directors

c/o Aptevo Therapeutics Inc.

Attn: Corporate Secretary

2401 4th Avenue, Suite 1050

Seattle, Washington 98121

Re: Notice of Stockholder Proposals

Dear Members of the Board:

Tang Capital Partners, LP (“TCP”), a Delaware limited partnership, is a holder of record of 10,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Aptevo Therapeutics Inc. (“Aptevo”). TCP’s name and address as they appear on Aptevo’s books and records is Tang Capital Partners, LP, 4747 Executive Drive, Suite 210, San Diego, California 92121. As of this date, TCP beneficially owns 1,760,000 shares of Common Stock of Aptevo (which includes the 10,000 shares held of record by TCP) (the “TCP Shares”).

TCP is hereby submitting this notice (together with the exhibits hereto, which exhibits are incorporated herein by reference, this “Notice”) to Aptevo pursuant to the Amended and Restated By-Laws of Aptevo (the “Bylaws”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 3.1 to Aptevo’s Current Report on Form 8-K filed on November 30, 2020.

TCP is seeking to: (i) nominate, and hereby nominates, each of Kevin Tang and Thomas Wei (together, the “Nominees”) as directors for election at the 2021 annual meeting of stockholders of Aptevo, and at any other meeting of stockholders held in lieu thereof, and at any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”); and (ii) put forward the following advisory proposal for stockholder approval at the Annual Meeting (the “Sale Process Proposal”):

Resolved, that Stockholders of Aptevo Therapeutics Inc. (“Aptevo”) request that, in light of the pending offer to acquire the outstanding stock of Aptevo for $50 per share, the Aptevo Board of Directors immediately commence a process to sell Aptevo to the highest bidder, consistent with its fiduciary duty to maximize stockholder value.

The reason for nominating the Nominees as directors for election at the Annual Meeting is because TCP believes that Aptevo would benefit from having more significant stockholder representation on its board of directors. Currently, members of the Board of Directors or entities they control own approximately 5% of the Common Stock, whereas TCP owns approximately 40%. The Nominees are otherwise well qualified to serve as directors of Aptevo (see Exhibit A).

The reason for presenting the Sale Process Proposal for a vote at the Annual Meeting is to allow stockholders to express their view on whether the Aptevo Board of Directors should immediately commence a sale process in order to maximize stockholder value. While Aptevo has retained Piper Sandler to assist and advise its board in an evaluation of strategic alternatives, the alternatives as outlined by Aptevo include remaining independent.

TCP will continue to be a stockholder of record through the time of the Annual Meeting and will be entitled to vote on the election of directors and the Sale Process Proposal at the Annual Meeting. A representative of TCP intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees and to vote on the election of directors and Sale Process Proposal. TCP also intends to deliver a proxy statement and solicit proxies (on the WHITE proxy card) from other Aptevo stockholders representing at least the percentage of voting power of all shares of the capital stock of Aptevo outstanding as of the record date of the Annual Meeting: (i) reasonably believed by TCP to be sufficient to elect the Nominees; and (ii) required to approve or adopt the Sale Process Proposal (and this representation will be included in any such proxy statement and form of proxy).

TCP has submitted two Nominees based on the current Aptevo board size and the assumption that there will be two Class II directors elected at the Annual Meeting. TCP reserves the right to nominate additional candidates if the size of the board is increased before the Annual Meeting such that additional Class II directors will be voted upon.

Tang Capital Management, LLC and Kevin Tang (the “TCP Affiliates”) may each be deemed to have beneficial ownership of the TCP Shares, and the TCP Affiliates are the only other parties that may be deemed to be stockholders of Aptevo that are known to TCP to be supporting the Nominees and the Sale Process Proposal. TCP and each of the TCP Affiliates have the same business address, as included above, and the TCP Affiliates do not have, and may not be deemed to have, beneficial ownership of any shares of Aptevo’s capital stock other than the TCP Shares.

Except for the relationships with TCP described in Exhibit A, there are no agreements, arrangements or understandings between or among TCP and the Nominees and any other person pursuant to which the nominations are being made or in connection with the Sales Process Proposal or who may participate in the solicitation of proxies in favor of electing the Nominees and approving the Sales Process Proposal.

Certain information as may purportedly be required by the Bylaws regarding the Nominees and each person who is expected to participate in, or to organize, direct or finance the nomination of the Nominees or the solicitation of proxies to vote for the Nominees is included in Exhibit A hereto. The completed written consent of each of the Nominees to be nominated and serve as a director of Aptevo is attached as Exhibit B. Attached as Exhibit C is a statement from Broadridge Corporate Issuer Solutions evidencing the book-entry position for the TCP Shares.

Except as set forth in this Notice, the information that is purportedly required to be provided in connection herewith pursuant to the Bylaws is “not applicable” or “none,” as appropriate. Inclusion of any information in this Notice shall not be deemed an admission that such information is required to be included herein pursuant to the Bylaws.

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The undersigned will, upon request, provide any additional information that may be reasonably requested regarding the nomination of the Nominees.

Any claim that this Notice is in any way defective or deficient, and all further correspondence on this matter should be addressed to the undersigned via email at kevin@tangcapital.com so that there is adequate opportunity to address any such claim in a timely fashion. In addition, we reserve all rights to substitute director nominees in the event that any of the Nominees are unable to serve as a Nominee or director. The provision of this Notice is not an admission that the procedures set forth in the Bylaws are legal, valid or binding. In addition, TCP reserves all rights to challenge the validity of the Bylaws and reserves all rights to assert a claim for any damages or costs that TCP may sustain or incur, including attorneys’ fees, in connection with disputes over the validity of this Notice or the Bylaws.

Sincerely,

Tang Capital Partners, LP
By: Tang Capital Management, LLC

By:	/s/ Kevin Tang
Name: Kevin Tang
Title: President

cc: Heather Boussios, Acting General Counsel and Assistant Secretary

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EXHIBIT A

CERTAIN INFORMATION REGARDING NOMINEES

Kevin Tang

Age: 53

Business Address: 4747 Executive Drive, Suite 210, San Diego, CA 92121

Residence address: XXXXXXXXXXXXXXXXXXXXXXX

Mr. Tang serves as President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Since 2013, he also has served as Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. Since 2014, Mr. Tang has served as a director and Chairman of La Jolla Pharmaceutical Company. From 2009 to 2020, he served as a director of Heron Therapeutics, Inc. and, from 2012 to 2020, served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang served as a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

Over the course of his career, Mr. Tang has developed an understanding of value creation and the methods by which companies, such as Aptevo, may create value for its stockholders. Mr. Tang is President of Tang Capital Management, LLC, which manages Tang Capital Partners, LP, Aptevo’s largest stockholder. If elected to Aptevo’s board of directors, Mr. Tang would be incentivized to create value for all stockholders of Aptevo. For these reasons, we believe that Mr. Tang is well qualified to serve as a director of Aptevo.

Mr. Tang may be deemed to beneficially own 1,760,000 shares in Aptevo’s Common Stock, which includes 10,000 shares held of record by TCP. Mr. Tang does not own of record any shares of Aptevo’s capital stock. Please refer to the Schedule 13D filed with the SEC on November 6, 2020 (the “Original Schedule 13D”), as amended by Amendment No. 1 to the Original Schedule 13D filed with the SEC on November 18, 2020 (“Amendment No. 1”), and as further amended by Amendment No. 2 to the Original Schedule 13D expected to be filed with the SEC on the date hereof (together with the Original Schedule 13D, and Amendment No. 1, the “Schedule 13D,” the entirety of which is incorporated by reference in this Notice) with respect to the shares of Aptevo’s Common Stock that may be deemed to be beneficially owned by Mr. Tang.

Mr. Tang is not a party to any agreement, arrangement or understanding with any person with respect to his future employment or any future transaction to which Aptevo will or may become a party.

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Thomas Wei

Age: 45

Business Address: 3 E 28 St, 10th floor, New York, NY 10016

Residence address: XXXXXXXXXXXXXXXXXXXXXXX

Mr. Wei has served as Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company, since 2015. Since 2018, he also has served as the Chief Scientific Officer of Odonate Therapeutics, Inc. and previously as Odonate’s Senior Vice President of Research and Development from 2015 to 2018. From 2009 to 2015, Mr. Wei served as a managing director and biotechnology equity research analyst at Jefferies LLC. From 2003 to 2009, he served as a biotechnology equity research analyst at Piper Jaffray, most recently serving as a managing director. From 1998 to 2003, Mr. Wei served as a biotechnology equity research analyst at Deutsche Bank AG and Adams, Harkness & Hill Inc. Mr. Wei received an A.B. degree in biochemical sciences from Harvard University and an M.B.A. degree from Oxford University, where he was a Rhodes Scholar.

Over the course of his career, Mr. Wei has developed an understanding of value creation and the methods by which companies, such as Aptevo, may create value for its stockholders. Mr. Wei is Managing Director of Tang Capital Management, LLC, which manages Tang Capital Partners, LP, Aptevo’s largest stockholder. If elected to Aptevo’s board of directors, Mr. Wei would be incentivized to create value for all stockholders of Aptevo. For these reasons, we believe that Mr. Wei is well qualified to serve as a director of Aptevo.

Mr. Wei does not beneficially own, or own of record, any shares of Aptevo’s capital stock; provided, however, he has pecuniary interest in the TCP Shares.

Mr. Wei is not a party to any agreement, arrangement or understanding with any person with respect to his future employment or any future transaction to which Aptevo will or may become a party.

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EXHIBIT B

WRITTEN CONSENT OF NOMINEES

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WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A

PROXY STATEMENT OR INFORMATION STATEMENT AND TO SERVE AS A DIRECTOR

I, Kevin Tang, hereby consent to being named as a nominee for the Board of Directors of Aptevo Therapeutics Inc. (“Aptevo”) with any proxy or information statement issued relating to the election of directors of Aptevo at Aptevo’s 2021 Annual Meeting of Stockholders, any Special Meeting of Stockholders held in connection therewith and at any adjournments, postponements, reschedulings or continuations thereof. I hereby certify that I will serve as a director of Aptevo if so elected.

Dated as of February 9, 2021

/s/ Kevin Tang
Name: Kevin Tang

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WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A

PROXY STATEMENT OR INFORMATION STATEMENT AND TO SERVE AS A DIRECTOR

I, Thomas Wei, hereby consent to being named as a nominee for the Board of Directors of Aptevo Therapeutics Inc. (“Aptevo”) with any proxy or information statement issued relating to the election of directors of Aptevo at Aptevo’s 2021 Annual Meeting of Stockholders, any Special Meeting of Stockholders held in connection therewith and at any adjournments, postponements, reschedulings or continuations thereof. I hereby certify that I will serve as a director of Aptevo if so elected.

Dated as of February 9, 2021

/s/ Thomas Wei
Name: Thomas Wei

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EXHIBIT C

RECORD OWNERSHIP STATEMENT

See attached

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Broadridge Corporate Issuer Solutions

PO Box 1342

Brentwood, NY 11717-0718

APTEVO THERAPEUTICS INC.
TANG CAPITAL PARTNERS LP
4747 EXECUTIVE DR STE 510

SAN DIEGO CA 92121-3100	Account Number:
	Statement Date:	01/26/2021
Tax ID Number:

You may access your account online anytime at shareholder.broadridge.com

Summary of Holdings
Position Type	Holdings as of 01/26/2021
BOOK ENTRY	10,000
CERTIFICATED	0
PLAN SHARES	0
	TOTAL:	10,000

Account Activity
Transaction Type	Transaction Date	Shares	Running Balance
TRANSFER SECURITIES	12/09/20	10,000	10,000